Exhibit 99.11

Schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K

The Amended and Restated Subsidiary Guaranty Agreement dated May 3, 2010 are substantially identical in all material respects except as to the guarantors.

Guarantors
Changchun Yongxin Dirui Medical Co., Ltd
Jilin Province Yongxin Chain Drugstore Ltd.
Jilin Dingjian Natural & Health Products Co., Ltd.
Tianjin Jingyongxin Chain Drugstore Ltd.
Baishan Caoantang Chain Drugstore Ltd.

The text of the Subsidiary Guaranty Agreements is incorporated by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2010.